EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TIMBERLINE INTERCEPTS ADDITIONAL HIGH-GRADE GOLD AT BUTTE HIGHLANDS

43.2 FEET OF 0.82 OPT GOLD (13.2 METRES OF 28.1 G/T GOLD)

Coeur d’Alene, Idaho – October 29, 2010 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced final drill results for its 2010 surface exploration drill program at the Butte Highlands Joint Venture Property in Montana.

The seven hole drill program included three holes within the mineralized envelope currently under development, while four holes were drilled outside the envelope to test potential eastern extensions of the mineralized zone.

Drill hole BHDDH10-07 returned a significant intercept of 43.2 feet averaging 0.82 ounces per ton (opt)  (13.2 metres at 28.1 grams per tonne (g/t)) gold including 2.2 feet grading 15.24 opt (0.7 metres of 521.9 g/t) gold.

This hole indicates a bonanza grade zone within the current mineralized area and could represent some of the initial production, which is expected to commence in Q3/Q4 2011.  Additional drill holes within the zone demonstrate a strike distance of continuous bonanza gold grades of nearly 200 feet (61 metres) and include the following historical drill results:

Hole ID	Interval	Gold Grade	Location
BH93-2	10.0 feet (3.0 metres)	7.88 opt (269.9 g/t)	40 feet (12.2 metres) east of BHDDH10-07
BH93-11	14.0 feet (4.3 metres)	0.78 opt (26.7 g/t)	42 feet (12.8 metres) east of BHDDH10-07
BH93-12	14.7 feet (4.5 metres)	0.77 opt (26.4 g/t)	45 feet (13.7 metres) west of BHDDH10-07
BH96-5	8.0 feet (2.4 metres)	0.98 opt (33.6 g/t)	152 feet (46.3 metres) west of BHDDH10-07

This zone will be in-fill drilled from underground drill stations during the Butte Highlands Joint Venture Definition Drill Program to commence during the final quarter of this year.

The results from the first two holes in the Butte Highlands exploration drill program were reported earlier in the Company’s press release dated September 22, 2010 (http://timberline-resources.com/main.php?page=13&press=127) and included drill hole number BHDDH10-01 which contained no significant mineralization, and drill hole number BHDDH10-02 which had a mineralized interval of 4.4 feet grading 0.77 opt (1.3 metres of 26.4 g/t) gold.

Exploration drill holes numbered BHDDH10-03 thru BHDDH10-06 were drilled to the east of the current mineralization, and although they did not return potentially economic grades, they did return several intervals of gold mineralization. These results will assist in planning of future exploration in the area. The material results in these holes are as follows:

Hole ID	Interval	Gold Grade
BHDDH10-03	1.4 feet (0.4 metres)	0.19 opt (6.5 g/t)
BHDDH10-04	0.7 feet (0.2 metres)	0.18 opt (6.2 g/t)

Timberline’s Executive Chairman, Paul Dircksen, stated, “We are extremely pleased with these drill results. The impressive gold grades in drill hole number BHDDH10-07 and the nearby high-grade intervals demonstrate the grade continuity of one of the high-grade portions of the Butte Highlands deposit.  We are confident that our final in-fill drilling will continue to enhance the economics of the project.”

Paul Dircksen is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After core logging and cutting the sample intervals in half, the samples were shipped to ALS Chemex Laboratories in Elko, Nevada for preparation.  The prepared pulps were then forwarded by ALS Chemex to their lab in Sparks, Nevada or their lab in Vancouver, BC Canada for analysis.  The samples were analyzed for gold using a standard 30g fire assasy with an AA finish.  Samples returning a gold value in excess of 10 ppm were re-anlayzed using a 30g fire assay with a gravimetric finish.

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in 2011, where the Company is also undertaking additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow to the Company from its underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randal Hardy, CEO
Phone: 208.664.4859

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